Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2016 FOURTH QUARTER AND FULL YEAR
 OPERATING RESULTS

Milwaukee, Wisconsin – August 11, 2016-- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and year ended July 3, 2016.

Fourth Quarter

Net sales for the fourth quarter ended July 3, 2016 were $108.3 million, compared to net sales of $98.4 million for the fourth quarter ended June 28, 2015. The 2016 fiscal fourth quarter was a 14 week period while fiscal 2015’s fourth quarter was the typical 13 week period. The impact of the additional week of customer shipments during the current year quarter increased sales by approximately $7.5 million. Net income was $584,000 in the current year quarter compared to $1.2 million in the prior year quarter. Diluted earnings per share for the 2016 fourth quarter were $0.16 compared to $0.33 in the prior year quarter.

Both the current and prior fiscal year fourth quarters had certain items that negatively impacted our operating results. The lower net income for the current year quarter was primarily attributed to STRATTEC’s one third share ($2 million pre-tax or $1.26 million after tax) of a $6 million non-cash impairment charge related to Vehicle Access Systems Technology LLC’s (“VAST LLC”) investment in Minda VAST Access Systems joint venture in India. STRATTEC owns a one third interest in VAST LLC.  STRATTEC’s one third share of the impairment charge reduced its earnings per share in the current quarter by $0.35.

In comparing the current year quarter net income to the prior year quarter, the net income for the prior year quarter was impacted by an $8.5 million provision we recorded during the prior year fourth quarter to increase our customer warranty reserves for expected warranty payments to be settled in future periods and a combination of operating losses and impairment write-downs related to STRATTEC Advanced Logic, LLC, our biometric joint venture, which totaled $1.4 million.  These two items were partially offset by the reversal of $3.7 million of incentive bonus plan provisions we recorded in previous quarters during fiscal year 2015. In total these items reduced the prior year quarter pre-tax income by $6.2 million and reduced our diluted earnings per share by $1.11.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	July 3, 2016	June 28, 2015

Fiat Chrysler Automobiles	$28,331	$25,980
General Motors Company	21,765	20,145
Ford Motor Company	15,745	13,451
Tier 1 Customers	19,711	18,674
Commercial and Other OEM Customers	14,426	10,894
Hyundai / Kia	8,369	9,282
TOTAL	$108,347	$98,426

Sales to Fiat Chrysler Automobiles in the current year quarter increased primarily due to higher Chrysler Pacifica minivan production.  During the prior year quarter, Fiat Chrysler implemented a temporary shutdown of its Windsor, Canada assembly plant to re-tool for production of the new Chrysler Pacifica minivan. The negative effect of that shutdown last year was partially offset by increased service sales during the prior year quarter in comparison to the current year quarter. These two items reflected a reduction in sales to Fiat Chrysler Automobiles in the prior year quarter by $5.4 million in comparison to the current year quarter. In addition, during the current year quarter, Fiat Chrysler Automobiles reduced production of the Chrysler 200 and Dodge Journey due to reduced sales demand for these vehicles. The lower production for these two vehicles reduced sales in the current year quarter in comparison to the prior year quarter by $2.9 million. Increased sales to General Motors Company in the current year quarter related to one additional week of sales in comparison to the prior year quarter. Increased sales to Ford Motor Company in the current year quarter were attributed primarily to higher vehicle production volumes and content on models for which we supply components, in particular for components we supply for F-150 pick-up trucks.  Sales to Tier 1 Customers increased in the current quarter due to the extra week of sales in comparison to the prior year quarter. Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter. These customers primarily represent purchasers of vehicle access control products, such as latches and fobs, that have been developed in recent years to complement our historic core business of locks and keys.  The decreased sales to Hyundai / Kia in the current year quarter were principally due to lower vehicle production volumes on the Kia Sedona minivan for which we supply components.   During the prior year quarter, production of the Sedona was elevated to fill the retail pipeline of the new redesigned model of this vehicle.

Gross profit margins were 14.0 percent in the current year quarter compared to 10.6 percent in the prior year quarter.  The increase in gross profit margin in the current year quarter was primarily attributed to the $8.5 million pre-tax warranty provision as discussed previously that occurred in the prior year quarter, which was offset by the reversal of expense provisions under our incentive bonus plans during the prior year quarter as compared to the current year quarter. Items also impacting gross margin during the current year quarter were higher costs associated with diversifying our product portfolio and agreed upon customer price reductions that became effective at the start of the new calendar year. Our gross margin was favorably impacted during the current year quarter by a higher Mexican Peso to U.S. Dollar exchange rate affecting our operations in Mexico.

Operating expenses were $11.5 million in the current year quarter and $8.0 million in the prior year quarter.  As a percent of net sales in the current year quarter operating expenses increased to 10.6% from 8.1% in comparison to the prior year quarter.  Overall, operating expenses were higher in the current year quarter primarily due to new product development costs associated with utilizing third party vendors for a portion of the development work and one additional week of operating expenses. The major contributor to the lower operating expenses during the prior year quarter was the reversal of $1.6 million expense provisions under our incentive bonus programs, as described above.

Included in Other (Expense) Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	July 3, 2016	June 28, 2015
Equity (Loss) Earnings of VAST LLC Joint Venture	$(1,328)	$432
Equity Loss of STRATTEC Advanced Logic, LLC	(421)	(1,082)
Net Foreign Currency Transaction Gain (Loss)	(18)	71
Other	124	101
	$(1,643)	$(478)

The current year quarter equity loss in VAST LLC joint venture relates to STRATTEC’s share of the Minda VAST Access Systems impairment charge of $2 million previously discussed.

Full Year

For the fiscal year ended July 3, 2016, STRATTEC net sales were $401.4 million compared to net sales of $411.5 million during fiscal 2015.  Net income for fiscal 2016 was $9.1 million compared to net income of $20.7 million in the prior year period.  Diluted earnings per share for the current year were $2.51 compared to diluted earnings per share of $5.66 in the prior year.

The lower net sales and net income for the current year were anticipated and were primarily attributed to a $34 million decrease in incremental service parts sales to General Motors that were shipped during the prior year to support a recall campaign. Those incremental sales did not continue during the current year ended July 3, 2016.

Frank Krejci, President and CEO commented: “Even though we recognized a non-cash impairment charge during the current quarter on last year’s investment in India, I still believe it strategically strengthens our VAST global footprint for maintaining existing and winning new business throughout the rest of the world.

The other important item of note in the quarter was that we broke ground on our new painting and assembly facility in Leon, Mexico as part of our ADAC STRATTEC de Mexico joint venture with ADAC Automotive.  With new automotive assembly plants being built in Mid Mexico, and additional passenger car production migrating to Mexico from the U.S. and Canada we see significant growth opportunities for our partnership. Production at our new facility is expected to begin in mid-calendar year 2017”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company's products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands, except per share amounts)

	Fourth Quarter Ended		Years Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
	(Unaudited)		(Unaudited)

Net Sales	$108,347	$98,426	$401,419	$411,475
Cost of Goods Sold	93,152	88,026	336,594	338,815
Gross Profit	15,195	10,400	64,825	72,660

Engineering, Selling & Administrative Expenses	11,467	8,010	43,917	41,534
Income from Operations	3,728	2,390	20,908	31,126

Interest Income	6	59	25	185
Interest Expense	(81)	(32)	(176)	(71)
Other (Expense) Income, Net	(1,643)	(478)	(1,567)	2,693
Income before Provision for Income Taxes and Non-Controlling Interest	2,010	1,939	19,190	33,933

Provision for Income Taxes	211	4	5,068	9,382

Net Income	$1,799	$1,935	$14,122	$24,551

Net Income Attributable to Non-Controlling Interest	1,215	735	4,973	3,897

Net Income Attributable to STRATTEC SECURITY CORPORATION	$584	$1,200	$9,149	$20,654

Earnings Per Share:
Basic	$0.16	$0.33	$2.55	$5.80
Diluted	$0.16	$0.33	$2.51	$5.66
Average Basic
Shares Outstanding	3,565	3,525	3,559	3,515

Average Diluted
Shares Outstanding	3,622	3,609	3,621	3,604

Other
Capital Expenditures	$9,157	$4,446	$23,496	$26,097
Depreciation & Amortization	$2,518	$2,348	$10,121	$8,815

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	July 3, 2016	June 28, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,477	$25,695
Receivables, net	63,726	58,807
Inventories, net	38,683	34,786
Other current assets	16,565	9,318
Total Current Assets	134,451	128,606
Investment in Joint Ventures	14,168	15,326
Other Long Term Assets	8,408	15,776
Property, Plant and Equipment, Net	85,149	71,126
	$242,176	$230,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$32,416	$27,838
Other	31,799	36,897
Total Current Liabilities	64,215	64,735
Accrued Pension and Post Retirement Obligations	2,728	2,988
Borrowings Under Credit Facility	20,000	10,000
Other Long-term Liabilities	721	710
Shareholders’ Equity	312,876	303,073
Accumulated Other Comprehensive Loss	(37,673)	(26,859)
Less: Treasury Stock	(135,871)	(135,902)
Total STRATTEC SECURITY
CORPORATION Shareholders’ Equity	139,332	140,312
Non-Controlling Interest	15,180	12,089
Total Shareholders’ Equity	154,512	152,401
	$242,176	$230,834

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net Income	$1,799	$1,935	$14,122	$24,551
Adjustment to Reconcile Net Income to Cash (Used in) Provided by Operating Activities:
Equity Loss in Joint Ventures	1,749	650	2,235	788
Depreciation and Amortization	2,518	2,348	10,121	8,815
Foreign Currency Transaction Gain	(764)	(71)	(2,559)	(3,075)
Unrealized Loss on Peso Contracts	289	-	889	-
Deferred Income Taxes	3,027	(3,330)	3,027	(3,330)
Stock Based Compensation Expense	378	310	1,625	1,323
Change in Operating Assets/Liabilities	(9,508)	5,733	(21,510)	1,926
Other, net	311	289	268	461

Net Cash (Used in) Provided by Operating Activities	(201)	7,864	8,218	31,459

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	(4,000)	(1,720)	(4,384)
Additions to Property, Plant and Equipment	(9,157)	(4,446)	(23,496)	(26,097)
Other	25	(99)	(49)	(314)
Net Cash Used in Investing Activities	(9,132)	(8,545)	(25,265)	(30,795)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	6,000	-	26,500	9,000
Repayments Under Credit Facility	(4,000)	(1,000)	(16,500)	(1,500)
Dividends Paid	(467)	(429)	(1,865)	(1,711)
Dividends Paid to Non-Controlling Interest Of Subsidiaries	-	-	(1,568)	(882)
Exercise of Stock Options and Employee Stock Purchases, Including Excess Tax Benefits From Stock Based Compensation	34	186	643	920

Net Cash Provided by (Used in) Financing Activities	1,567	(1,243)	7,210	5,827

Foreign Currency Impact on Cash	85	(416)	(381)	(552)

Net (Decrease) Increase in Cash & Cash Equivalents	(7,681)	(2,340)	(10,218)	5,939

Cash and Cash Equivalents:
Beginning of Period	23,158	28,035	25,695	19,756
End of Period	$15,477	$25,695	$15,477	$25,695